                                                                       EXHIBIT 2

                                                                 Execution Draft





                            ASSET PURCHASE AGREEMENT


                                     among



                         BIO-RESEARCH LABORATORIES LTD.
                                   the Seller



                    CAISSE DE DEPOT ET PLACEMENT DU QUEBEC,
                            CAI CAPITAL CORPORATION
              CAI CAPITAL PARTNERS AND COMPANY LIMITED PARTNERSHIP
                  CAI PARTNERS AND COMPANY LIMITED PARTNERSHIP
                                      and
                      ONTARIO TEACHERS' PENSION PLAN BOARD
                                the Shareholders



                                      and




                            CLINTRIALS RESEARCH INC.
                                   the Buyer

                               TABLE OF CONTENTS


ARTICLE 1.  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1.    Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2.    Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.3.    Assumed Contracts, Leases and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 2.  RECEIVABLES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.1.    Collection of Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE 3.  PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.1.    Purchase Price; Current Liabilities Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.2.    Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.3     Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.1.    Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.2.    Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.3.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.4.    Operations Since December 31, 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.5.    Absence of Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.6.    Employment Discrimination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.7.    Licenses and Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.8.    Compliance with Zoning, Land Use and Other Laws; Easements . . . . . . . . . . . . . . . . . . . . .  12
         4.9.    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.10.   Leases and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.11.   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.12.   Miscellaneous Representations Relating to Real Estate  . . . . . . . . . . . . . . . . . . . . . . .  16
         4.13.   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.14.   Seller's Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.15.   Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.16.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.17.   Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.18.   [Deleted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.19.   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.20.   Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.21.   Motor Vehicles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.22.   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.23.   Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.24.   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.25.   Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.26.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

         4.27.   No Omissions or Misstatements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.1.    Organization, Qualification and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.2.    Absence of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.3.    Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 6.  COVENANTS OF PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.1.    Preservation of Business and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.2.    Absence of Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.3.    Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.4.    Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.5.    Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.6.    Preserve Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  25
         6.7.    Maintain Books and Accounting Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.8.    Indebtedness; Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.9.    Compliance with Laws and Regulatory Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.10.   Maintain Insurance Coverage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.11.   Current Return Filing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.12.   No Sale, Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.13.   Hart-Scott-Rodino Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.14.   Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.15.   [Deleted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.16.   Contracts to be Assigned . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.17.   Continued Employment of Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.18.   Severance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 7.  TITLE AND SURVEYS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.1.    Title Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.2.    Survey . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.3.    Defects and Cure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.4.    Environmental and Engineering Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 8.  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.1.    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 9.  SELLER'S AND SHAREHOLDERS' CONDITIONS TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.1.    Representations and Warranties True at Closing; Compliance with
                 Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.2.    No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.3.    Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 10.  BUYER'S CONDITIONS TO CLOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.1.   Representations and Warranties True at Closing; Compliance with
                 Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.2.   Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.3.   No Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.4.   Inspection of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.5.   Order Prohibiting Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.6.   Confidentiality and Non-Compete Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.7.   Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.8.   Updated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.9.   Value of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.10.  Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.11.  [Deleted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.12.  [Deleted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.13.  "Back Log" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 11.  OBLIGATIONS OF SELLER AND SHAREHOLDERS AT
             CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.1.   Documents Relating to Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.2.   [Deleted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.3.   Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.4.   Corporate Good Standing and Corporate Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.5.   Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.6.   Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.7.   Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.8.   Confidentiality and Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 12.  OBLIGATIONS OF BUYER AT CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.1.   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.2.   Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.3.   Corporate Good Standing and Board Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.4.   Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.5.   Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         12.6.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 13.  OPINION OF BUYER'S COUNSEL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE 14.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         14.1.   Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         14.2.   Indemnification by Seller and Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         14.3.   Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         14.4.   Rules Regarding Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 15.  RESTRICTIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         15.1.   Restrictive Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         15.2.   Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 16.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         16.1.   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         16.2.   Other Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         16.3.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         16.4.   Confidentiality; Prohibition on Trading  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         16.5.   Controlling Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         16.6.   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         16.7.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         16.8.   Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         16.9.   Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         16.10.  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         16.11.  Post Closing Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         16.12.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         16.13.  Interpretation; Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         16.14.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         16.15.  Legal Fees and Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         16.16.  English Language . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made on May ___, 1996, by and among BIO-RESEARCH LABORATORIES LTD., a Quebec corporation ("Seller"), CAISSE DE DEPOT ET PLACEMENT DU QUEBEC, CAI CAPITAL CORPORATION, CAI CAPITAL PARTNERS AND COMPANY LIMITED PARTNERSHIP, CAI PARTNERS AND COMPANY LIMITED PARTNERSHIP and ONTARIO TEACHERS' PENSION PLAN BOARD (the
"Shareholders"), and CLINTRIALS RESEARCH INC., a Delaware corporation
("Buyer").

                                R E C I T A L S:

         WHEREAS, Seller owns and operates a pre-clinical research service business that provides services to pharmaceutical, chemical and biotechnology companies (the "Business"); and

         WHEREAS, Shareholders own all of the issued and outstanding shares in the capital stock of Seller; and

         WHEREAS, Seller and Shareholders desire to sell and transfer the Assets (as such term is defined herein) of the Business to Buyer, and Buyer desires to purchase the same from Seller and Shareholders, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual covenants contained in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                         ARTICLE 1.  PURCHASE AND SALE

         1.1. Purchase and Sale. Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller all right, title and interest in all assets (except the Excluded Assets, as defined below) of Seller of every kind and type, tangible or intangible, moveable or immoveable, real and personal (collectively, the "Assets"), free and clear of all encumbrances, mortgages, pledges, liens, hypothecs (movable and immovable), security interests, obligations and liabilities other than the Assumed Liabilities (as defined in Section 1.3) and such other immaterial exceptions as are acceptable to Buyer and listed on the attached Exhibit 1.1 (herein, the "Permitted Exceptions"), which Assets include, without limitation, the following:

                 (1) All right, title and interest of Seller in and to all of the immoveable property owned or leased by Seller as listed in Exhibit 1.1(1) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all servitudes, appurtenances, easements and rights-of-way related thereto (collectively, the "Real Estate");

                 (2) All tangible personal property, moveable property, equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind wherever situated and all replacement parts therefor owned by Seller (collectively, the "Equipment and Furnishings");

                 (3) All inventory of goods and supplies of Seller (collectively, the "Inventory");

                 (4) The right, title and interest of Seller in and to all accounts and notes receivables, book debts and other debts due or accruing to Seller as of the Closing Date (as defined in Section 8.1) (the "Receivables"), including but not limited to those reflected on the Financial Statements (as defined in Section 4.3), and the full benefit of all security for such Receivables;

                 (5) All cash, bank accounts (as listed by name and address of banking institution, account name and account and routing numbers on
Exhibit 1.1(5) attached hereto), money market accounts, other accounts, certificates of deposit and other investments of Seller (the "Cash and Cash Equivalents");

                 (6) To the extent permitted by applicable law, all customer, operations, personnel and other records of Seller (including both hard and microfiche copies), and all manuals, books and records used by Seller, including, without limitation, operations manuals, training manuals, study protocols and case reports, personnel policies and files and manuals, accounting records, and computer software;

                 (7) To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations and approvals held by Seller, together with all waivers which Seller currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations and approvals;

                 (8) All goodwill of the Business, and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business including the benefits of any insurance claims and all of Seller's right, title and interest in and to the name "Bio-Research" or "Bio-Recherche" or any variation thereof;

                 (9) All prepaid expenses and unbilled research in progress, including those reflected on the Financial Statements;

                 (10) The full benefit of all unfilled orders received by Seller and all right, title and interest in and to the contract and leasehold rights, interests and commitment pursuant to all client contracts, contracts for purchase or lease of personal property, contracts for purchase, sale or lease of equipment, goods or services currently furnished or to be furnished in connection with the Business, whether oral or written;

                 (11) All intangible or intellectual property owned, leased, licensed or possessed by Seller, including without limitation, the names "Bio-Research Laboratories Ltd." and "Laboratories Bio-Recharches Ltee" and derivatives thereof;

                 (12) All Seller's right, title and interest in any partnerships, joint ventures or similar arrangements; and

                 (13) All of Seller's rights with respect to Seller's Benefit Plans and Pension Plans listed in Exhibits 4.22(1) and (2), respectively, including any rights of Seller in any surplus thereunder.

         1.2. Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to Seller's corporate records (including minute books) and fiscal records and other records that Seller is required by law to retain in its possession.

         1.3. Assumed Contracts, Leases and Liabilities. At Closing, Buyer hereby agrees to assume, discharge, satisfy, perform and fulfill, as part of the consideration for the Assets, in addition to the payment of the Purchase Price in accordance with Section 3.1(a), only the following (collectively, the "Assumed Liabilities"):

                 (1) All liabilities and obligations of Seller, existing on or arising after the Closing, with respect to all of Seller's employees, including, without limitation, all liabilities and obligations of Seller in connection with all Benefit Plans and Pension Plans listed in Exhibits 4.22(1) and 4.22(2).

                 (2) Seller's Current Liabilities existing or arising prior to Closing (herein so called), as further defined in Exhibit 1.3(2).

                 (3) Those liabilities and obligations of Seller arising under the Leases and Contracts (as defined in Section 4.10) (or any other contracts of Seller) existing on or arising after the Closing Date.

                 (4) All liabilities and obligations of Seller under the litigation claims listed in Exhibit 4.13 (including the defense or settlement of such claims).

                 (5) All liabilities and obligations of Seller specifically disclosed in the 1994 Audit and Study (as hereinafter defined).

         Except for the Assumed Liabilities, it is expressly agreed and understood by each of the parties to this Agreement that Buyer does not assume, and shall not be liable for, any debt, liability or obligation of Seller or Shareholders, of any type or description whatsoever, whether related or unrelated to the Assets, the Business or the transactions contemplated within this Agreement and that Seller shall remain liable and responsible for the payment or performance, as the case may be, of all debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations of Seller not assumed by Buyer hereunder.


                            ARTICLE 2.  RECEIVABLES

         2.1. Collection of Receivables. At Closing, Seller will take all appropriate action necessary to vest in Buyer all right, title and interest in the Receivables, and Buyer will use its reasonable efforts to collect the Receivables following Closing. In the event that any Receivable cannot be transferred to Buyer, then Seller will use its reasonable efforts to collect the Receivable, as Buyer's agent for the limited purpose of such collection, and shall immediately deliver to Buyer the gross proceeds of such collection. Seller shall have no obligation to institute suit to collect any Receivables. Buyer shall not compromise any Receivables without Seller's consent. If, within 180 days following Closing, Buyer has collected less than the amount of the Receivables as reflected in the Final Closing Statement (as defined in Section 3.1), net of reserves in the amount of Canadian $100,000.00, Seller shall pay to Buyer the amount of the net uncollected Receivables (the net amount of such uncollected Receivables being the "Net Uncollected Receivables") within ten (10) days of the written calculation thereof by Buyer. Upon payment to Buyer of the full amount of the Net Uncollected Receivables, Buyer hereby agrees to assign to Seller the Net Uncollected Receivables. If, after assignment of such Receivables, Buyer receives a payment on account of such Receivables, Buyer shall forthwith pay over the amount of such payment to Seller.

                           ARTICLE 3.  PURCHASE PRICE

         3.1.    Purchase Price; Current Liabilities Adjustment.

                 (a) The purchase price payable by Buyer to Seller for the Assets and in consideration for the agreements contained herein, including the agreements contained in Article 15 hereof, will be payable in cash at Closing and shall be U.S. Sixty-Five Million Dollars (U.S. $65,000,000) (the "Purchase Price").

                 (b) No later than sixty (60) days after the Closing, Seller and Buyer shall prepare the "Final Closing Statement" in the form attached as Exhibit 3.1 reflecting the total amount of Receivables at the Closing Date (to be used in the calculation in Section 2.1) and stating Seller's Net Working Capital (as such term is defined in the Financial Statements), determined in accordance with generally accepted accounting principles (Canadian) consistently applied (herein, "GAAP") except for the absence of notes thereto, consistently applied with prior periods. In the event Net Working Capital, as reflected in the Final Closing Statement, is less than the amount set forth on Seller's December 31, 1995 Financial Statements, such deficit shall be payable to Buyer in cash, on or before the tenth day following the day the Final Closing Statement is agreed upon or otherwise determined as described below. If Buyer and Seller are unable to agree on the Final Closing Statement within sixty (60) days after the Closing, they shall appoint an independent accounting firm (the "Accountants") to make such determination, which determination shall be final and binding on the parties hereto for the purpose of this Agreement, and Buyer and Seller shall each pay one-half the cost of the Accountants. The parties acknowledge that GAAP allows alternatives and often involves various methods of estimation, and Seller has historically chosen a particular method or alternative. Therefore, "consistently applied" shall mean that the specific method or alternative historically used by Seller shall continue to be used.

         3.2. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 3.2 attached hereto (the "Allocation"). The parties to this Agreement expressly agree that the Allocation shall be used by them for all purposes including tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.

         3.3     Tax Matters.

                 (a)      Definitions.

                 "Excise Tax Act" shall refer to the Excise Tax Act, R.S.C., 1985, c.#-15, together with the regulations promulgated thereunder, as amended or supplemented from time to time.

                 "Quebec Sales Tax Act" shall refer to the Act respecting the Quebec Sales Tax, R.S.Q., c.T-0.1, together with the regulations promulgated thereunder, as amended or supplemented from time to time.

                 "Tax" shall mean any tax, governmental rate, levy, impost, duty, fee, charge or other assessment, including, without limitation, any income, excise, capital gain, gross income, gross receipt, sales, use, health services, transaction, goods and services, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profit, withholding, payroll, employment, unemployment insurance, governmental pension plan, employer health, severance, stamp, occupation, premium, real property, personal property, highway use, commercial rent or environmental tax, custom, duty or other tax, governmental fee or charge or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax arising from nonpayment or underpayment of such tax.

                 "Tax Act" shall refer to the Income Tax Act, R.S.C., 1985 (5th Suppl.) c.1, together with the regulations promulgated thereunder, as amended or supplemented from time to time, including any proposed amendment to such legislation announced by way of press release from time to time by the Minister of Finance of Canada or other Minister charged with the administration of the Tax Act, which announcement confirms that such proposed amendment, when enacted, shall have retroactive effect to a date prior to the date of its enactment.

                 "Quebec Tax Act" means the Taxation Act, R.S.Q., c.I-3, together with the regulations promulgated thereunder, as amended or supplemented from time to time, including any proposed amendment to such legislation announced by way of press release from time to time by the Minister of Finance for the Province of Quebec or such other Minister charged with the administration of the Quebec Tax Act, which announcement confirms that such proposed amendment, when enacted, shall have retroactive effect to a date prior to the date of its enactment.

                 "GST" shall refer to the Goods and Services Tax levied under
Part IX of the Excise Tax Act.

                 "QST" shall refer to the Quebec Sales Tax levied under Title I of the Quebec Sales Tax Act.

                 (b) Cooperation. Each of Seller and Buyer shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, Tax data, files, books, records, documents, financial, technical and operating data, computer records and other information (whether of Seller or any Affiliate or predecessor of Seller) as may be reasonably required (i) for the preparation by Buyer or Seller of any Tax returns, elections, consents or certificates, projections, schedules or estimated payments in respect of the transactions contemplated by this Agreement or the Assets or any appraisal or valuation of the Assets or
(ii) in connection with any audit or proceeding by any governmental authority relating to Taxes for which Buyer or Seller is responsible under this Agreement.

                 (c) Joint Election. Seller and Buyer shall jointly elect in prescribed form to have Section 22 of the Tax Act, Section 184 of the Quebec Tax Act and the equivalent or comparable provisions in any provincial, territorial, municipal, regional, urban, local or any other statute or law apply to any and all Assets. Such joint elections shall allocate the consideration among the Assets in the manner set forth in Exhibit 3.2. Seller and Buyer shall cooperate fully in the joint filing of the aforesaid elections as required by the Tax Act or the Quebec Tax Act, and equivalent or comparable provisions of any other statute or law.

                 (d) GST and QST. The amount of the consideration for GST purposes and the amount of the GST payable in respect of the Assets and the amount of the consideration for QST purposes and the amount of the QST payable in respect of the Assets shall be set forth in Exhibit 3.3(d), which shall be attached hereto prior to Closing.

                 (e) Goods and Services Tax. Both Seller and Buyer shall cooperate fully with each other and make any and all elections required in order that the minimum possible GST and QST, if any, be payable in connection with the transactions contemplated hereby. At the request of Buyer, Seller and Buyer shall jointly elect in prescribed form under Subsection 167(1) of the Excise Tax Act and under 75.1 of the Quebec Sales Tax Act that no tax be payable pursuant to (i) Part IX of the Excise Tax Act, or (ii) the Quebec Sales Tax Act, with respect to the sale of the Assets under this Agreement. Seller and Buyer shall make such elections in prescribed form containing the prescribed information pursuant to the said legislation. Buyer shall file the joint elections with the returns required to be filed by Buyer under the Excise Tax Act and the Quebec Sales Tax Act for Buyer's reporting period in which the sale is made, in compliance with the requirements of the said legislation.

                 ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF
                             SELLER AND SHAREHOLDERS

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller and Shareholders hereby solidarily represent and warrant to Buyer (subject to the provisions of Section 14.4(5)), which representations and warranties shall be true and correct on the date hereof and as of the date of Closing, as follows:

         4.1. Organization, Qualification and Authority. Each of Seller and the Subsidiaries (as defined below) is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is not required to be qualified to do business as a foreign corporation in any other jurisdiction. Each of Seller and the Subsidiaries has the necessary corporate power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated; and to carry on its business as it is now being conducted. Except for Shareholders and as set forth on Exhibit 4.1, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, and no person or entity has the right to purchase, any capital stock or other security (whether debt or equity) of Seller. Except for the two wholly-owned subsidiaries listed on Exhibit 4.1 (the "Subsidiaries"), Seller owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. 6651, Inc., a wholly-owned Delaware subsidiary, is, and since formation has been, inactive and has no operations, assets or liabilities of any kind or nature. 2645-2151 Quebec, Inc., a wholly-owned Quebec subsidiary, pays Seller's representatives based in the USA and receives a management fee from Seller equal to such payments, and has no other assets, liabilities or operations of any kind. Seller has the necessary corporate power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby. Each of the Shareholders has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all corporate actions, documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Shareholders hereby, and to take all actions necessary, in their capacity as all of the stockholders of Seller, to permit or approve the actions of Seller taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary corporate action on the part of Seller and Shareholders. No other action, consent or approval on the part of Seller, Shareholders or any other person or entity, is necessary to authorize Seller's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto except that the transactions must be approved under the Investment Canada Act and the Competition Act. This Agreement and all other agreements and documents executed in connection herewith by Seller and/or Shareholders, upon due execution and delivery thereof, shall constitute the valid and binding obligations of each of Seller and Shareholders, as the case may be, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                 4.2. Absence of Default. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller and/or Shareholders will not constitute a violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the Assets or the Business pursuant to, or result in the creation or imposition of any security interest, lien, charge, hypothec or other encumbrance upon any of the Assets under: (a) any term or provision of the Articles of Incorporation or corporate Bylaws of Seller; (b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, hypothec, pledge, assignment, permit, license, approval or other commitment to which Seller is a party or by which Seller or the Assets are bound; (c) to Seller's knowledge, any judgment, decree, order, regulation or rule of any court or regulatory authority applicable to Seller and the Assets; or (d) to Seller's knowledge, any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller and/or the Assets are subject, except, with respect to items (b), (c) or (d) above, where any breach or violation thereof would not have, individually or in the aggregate, a material adverse effect upon the Business or the Assets.

         4.3. Financial Statements. Attached as Exhibit 4.3 are true and correct copies of Seller's Balance Sheets as of December 31, 1995, 1994 and 1993, and its Statements of Income and Statements of Changes in Financial Position for the years then ending (the "Audited Financial Statements") and the interim unaudited financial statements of Seller for the one month period ending January 31, 1996 (the "Unaudited Financial Statements" which with the Audited Financial Statements shall be the "Financial Statements"). The Financial Statements present fairly and accurately in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial position of Seller and the results of its operations for the periods specified. The Financial Statements have been prepared in accordance with GAAP, applied consistently for the periods involved.

         4.4.    Operations Since December 31, 1995.  Except as set forth in
Exhibit 4.4, since December 31, 1995, there has been no:

                 (a) material adverse change in the condition, financial or otherwise, of the Assets, the Business or, to Seller's knowledge, prospects of the Business (other than as may arise or result, directly or indirectly, from economic or political factors which are not particular to the Business or the pre-clinical research business), or in the results of the operations of Seller;

                 (b) loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

                 (c) sale, lease, transfer or other disposition by Seller of, or hypothecation, mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, other than those made in the ordinary course of business;

                 (d) material change in Seller's management compensation program, increase in the compensation payable by Seller to any of its employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance (other than the changes to Seller's group insurance effective as of April 1, 1995), pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, independent contractors or agents of Seller;

                 (e) cumulative net operating loss incurred in the operation of the Business;

                 (f) adjustment or write-off of Receivables or reduction in reserves for Receivables outside of the ordinary course of business;

                 (g) change in the accounting methods or practices employed by Seller or change in depreciation or amortization policies;

                 (h) issuance or sale by Seller or contract or other commitment entered into by Seller for the issuance or sale of any shares of capital stock or securities convertible into or exchangeable for capital stock of Seller;

                 (i) payment by Seller of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable;

                 (j) sale, transfer, pledge, mortgage or other disposition of any of the Assets (except in the ordinary course of business);

                 (k) merger, amalgamation, consolidation or similar transaction; or solicitations therefor;

                 (l) federal, provincial, state, municipal or local statutes, rule, regulation, order or case adopted, promulgated or decided which, to the knowledge of Seller, is likely to have a material adverse effect on the Business or Assets;

                 (m) strike, work stoppage or other labor dispute adversely affecting the Business;

                 (n) termination, waiver or cancellation of any material rights or claims of Seller, under contract or otherwise; or

                 (o) termination or, to the knowledge of Seller, proposed termination of business from any customer or client of the Business that accounted for more than 5% of Seller's revenues in 1995.

         4.5. Absence of Certain Liabilities. Seller has no liabilities or obligations, except for those liabilities or obligations (i) reflected in or reserved against in the Financial Statements, (ii) the Current Liabilities or
(iii) disclosed herein or in any of the Exhibits attached to this Agreement.

         4.6. Employment Discrimination. Except as disclosed in Exhibit 4.6 attached hereto, to the knowledge of Seller, no person or party (including, without limitation, any governmental agency) has threatened to assert and there is no outstanding claim for, any action or proceeding against Seller (or any officer, director or employee of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards, including, without limitation, the Canada Labour Code, the Industrial Accidents and Occupational Diseases Act, Labour Standards Act, the Charter of Human Rights and Freedoms, the Employment Equity Act (Canada), the Occupational Safety and Health Act, or any other statute or regulation relating to such matters.

         4.7.    Licenses and Permits.

                 (1) Seller has all local, provincial, state and federal licenses, permits, registrations, certificates, accreditations and approvals (collectively, the "Licenses and Permits") necessary for Seller to operate and conduct the Business as presently conducted, and, to Seller's knowledge, there does not exist any waivers or exemptions relating thereto. To Seller's knowledge, there is no default on the part of Seller under any of the Licenses and Permits. To Seller's knowledge, Seller is in full compliance with and there exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. The Licenses and Permits are listed on Exhibit 4.7 attached hereto, and true, accurate and complete copies have been provided to Buyer. Seller is, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit 4.7. No notices have been received by Seller or Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits and to Seller's knowledge there are no threatened revocations, terminations, suspensions or limitations of the Licenses and Permits. To Seller's knowledge, the transaction evidenced by this Agreement shall not result in the revocation, termination, suspension or limitation of those Licenses and Permits that are transferable.

                 (2) To the knowledge of Seller, each employee of Seller has all Licenses and Permits required for each such employee to perform such employees' designated functions and duties for Seller in connection with conducting the Business as presently conducted, and, to Seller's knowledge, there exists no waivers or exemptions relating thereto. To the knowledge of Seller, there is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses and Permits.

         4.8.    Compliance with Zoning, Land Use and Other Laws; Easements.
To Seller's knowledge, none of the Real Estate is in violation of any, and all of the Real Estate is operated and used in accordance with all, zoning, public health, building code or other laws, regulations, bylaws, ordinances, rules, orders or directives of any authority having jurisdiction applicable thereto or to the ownership, occupancy and/or operation thereof (other than Environmental Laws which are dealt with in Section 4.11), including, without limitation, all laws, restrictions, regulations, orders, bylaws, ordinances, rules and directives relating to air quality and circulation in buildings or applicable to the materials used for construction of any building or structures forming part of the Real Estate. No notice of any such contraventions has been received by Seller nor, to Seller's knowledge, does there exist any waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters. To Seller's knowledge, Seller has all servitudes and rights necessary to continue operation of the Business as presently conducted.

         4.9.    Title to Assets.

                 (1) Seller is the sole legal and beneficial owner of, or has the exclusive, unrestricted right and authority to use and transfer to Buyer, the personal or moveable property included in the Assets, free and clear of all mortgages, hypothecs, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, and other encumbrances, except for the Permitted Exceptions. The Assets are all the assets set forth on the most recent Financial Statements or used in the operation of the Business.

                 (2) The list of the Real Estate contained in Exhibit 1.1(1) hereto includes all real and immovable property leased or owned by Seller and used in connection with the Business or set forth on the Unaudited Financial Statements. Seller is the sole and exclusive beneficial, legal and registered owner of all right, title and interest in and has good, marketable and insurable title to all of the Real Estate (other than the "Leased Real Estate," as hereinafter defined), and is in sole and exclusive possession of, all of the Real Estate, including the buildings, structures, dependencies, accessories, and improvements situated thereon and all appurtenances thereto, in each case free and clear of all mortgages, hypothecs, prior claims, charges, reserves, servitudes, homologated lines, liens, leases, assessments, covenants, options, rights of refusal, restrictions, reservations, arrears of taxes (including, without limitation, school, municipal (whether special or general), intermunicipal, local improvement, business, water, sewer and ecclesiastical taxes), defects in title, encroachments on or from the Real Estate and other encumbrances of any sort whatsoever, other than the Permitted Exceptions, whether or not the same render the title to such Real Estate uninsurable or unmarketable (all of the above are collectively referred to as "Defects"), and the consummation of transactions contemplated hereby will convey to and vest in Buyer such title in and to the Real Estate.

         4.10.   Leases and Contracts.

                 (1) Exhibit 4.10 attached hereto sets forth a complete and accurate list as of May 21, 1996 (which list shall be updated at Closing), of all contracts, agreements, purchase orders, outstanding responses to requests for proposals, leases, options, letters of intent and commitments, oral or written, and all assignments, amendments, change orders, schedules, exhibits and appendices thereof, affecting or relating to the Business or any Asset or any interest therein, to which Seller is a party or by which Seller, the Assets or the Business is bound or affected and which have a value in excess of $75,000 (collectively, the "Leases and Contracts"). Accurate and complete copies of all Leases and Contracts (and summaries of any oral Leases and Contracts) have been made available to Buyer.

                 (2) None of the Leases and Contracts have been modified, amended, assigned or transferred, nor have any provisions thereof or right of any party thereto been waived, and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

                 (3) To Seller's knowledge, and subject to Section 4.10(6), no event or condition has happened or presently exists which constitutes a default or breach (which could result in the termination of such Lease or Contract or other fine, cost or penalty to Seller) or, after notice or lapse of time or both, would constitute a default or breach (which could result in the termination of such Lease or Contract or other fine, cost or penalty to Seller) by Seller. There are no counterclaims or offsets under any of the Leases and Contracts.

                 (4) There does not exist any security interest, hypothec, prior claim, lien, encumbrance or claim of others created or suffered to exist on any interest created by Seller under any of the Leases and Contracts (except for those that result from or relate to leased Assets).

                 (5) No purchase commitment by Seller is in excess of Seller's ordinary business requirements.

                 (6) Subject to any consent requirements, Seller's assignment to Buyer of those Leases and Contracts constituting part of the Assumed Liabilities will not constitute a default under or alter or terminate or entitle any party to alter or terminate any such Leases and Contracts or occasion or result in the acceleration of any term of payment or in any change in any rate of interest or other amount payable pursuant thereto, and such assignment will confer and convey all of Seller's rights thereunder to Buyer.

                 (7) Except as set forth on Exhibit 4.10, Seller has received no prepayment as of April 30, 1996, with respect to any of the Leases or Contracts.

         4.11.     Environmental Matters.

                 (1) Hazardous Substances. As used in this Section, the term "Hazardous Substances" means any hazardous, bio-hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined as hazardous substances in Canadian Environmental Protection Act, Canadian Environmental Assessment Act, Transportation of Dangerous Goods Act (Canada), The Hazardous Products Act (Canada), and any laws related to the storage, use, transport or disposal of laboratory animals, which are regulated under any other Environmental Law (as such term is defined below), or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

                 (2) Compliance with Laws and Regulations. The Real Estate, the Business and all operations and activities of Seller and all operations or activities upon, or any use or occupancy of the Real Estate, or any portion thereof, by Seller and any agent, contractor or employee of any agent or contractor of Seller ("Agents"), or any tenant or subtenant of Seller of any part of the Real Estate, are in compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities (including federal, state, provincial or local authorities) with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Law"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances except where such noncompliance would not have a material adverse effect on the Assets or the Business and except as disclosed in the 1994 Audit and Study (as hereinafter defined). Seller and its Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law. Except for uses, handling, treatment and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business (which if required, was duly licensed or authorized by appropriate governmental authorities or otherwise permitted by Environmental Law, and which complies in all material respects with Environmental Law), or as disclosed on the March 1994 environmental audit, effluents characterization study and soil characterization study obtained by Seller (the "1994 Audit and Study"), a true and complete copy of which has been provided to Buyer, or as disclosed on the attached Exhibit 4.11:

                          (a)     Neither Seller nor, to Seller's knowledge,
its Agents have allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances over, in or upon the Real Estate nor, to Seller's knowledge, has the Real Estate ever been used for any of the foregoing.

                          (b)     Neither Seller nor, to Seller's knowledge,
its Agents have installed or permitted to be installed, in or on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law respecting such material.

                          (c)     Seller has not at any time engaged in or
permitted, nor to the knowledge of Seller, has any tenant of Seller or its Agents engaged in or permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances, at, on, in or about the Real Estate, or any portion thereof that would subject the Real Estate or Buyer to clean-up obligations imposed by governmental authorities.

                          (d)     None of the Real Estate, nor any part
thereof, nor Seller nor any present owner or operator of the Real Estate (i) has either received or been issued a notice, demand, writ, request for information, citation, summons, injunction or complaint regarding an alleged failure to comply with Environmental Law, or (ii) is subject to any existing, pending, or threatened investigation or inquiry by any governmental authority for failure to comply with, or any remedial obligations under, Environmental Law, and, to Seller's knowledge, there are no circumstances which could reasonably serve as a basis therefor. Seller has not assumed any liability of a third party for clean up under, or noncompliance with, Environmental Law.

                          (e)     Neither Seller nor its Agents have
transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to Seller's knowledge, proposed for listing under Environmental Law, or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

                          (f)     To Seller's knowledge, other than as
disclosed on Exhibit 4.11(f), there are no underground storage tanks, active or abandoned, whether or not currently used, on or under any portion of the Real Estate, and the Real Estate is free of dangerous levels of naturally-emitted radon. To Seller's knowledge, no portion of the Real Estate has ever been used as a landfill. Seller has furnished to Buyer a copy of any environmental audit, study, report or other analysis on the Real Estate, which Seller obtained or was furnished.

                 Seller and Shareholders shall promptly notify Buyer in writing of any order of which either is aware, receipt of any notice of violation or noncompliance with any Environmental Law, any threatened or pending action of which either is aware by any regulatory agency or governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, any of the Real Estate which relate to the period prior to Closing; and shall promptly furnish Buyer with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith. If, and only if, required by law or the failure to do so would impose liabilities on Buyer or the Assets, Buyer shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to Hazardous Substances on, released from or emanating from any part of the Real Estate. Buyer shall give Seller prior or simultaneous notice of such notification.

         4.12.   Miscellaneous Representations Relating to Real Estate.

                 (1) To Seller's knowledge, no part of the Real Estate is currently subject to condemnation, expropriation or other similar proceedings or has been condemned, expropriated or otherwise taken or reserved, and no condemnation, reserve or taking is threatened or contemplated and Seller has received no notice with respect to any of the above. To Seller's knowledge, there are no public improvements which may result in special assessments against or otherwise affect the Real Estate.

                 (2) Seller has made available to Buyer complete copies of all appraisals, mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys, certificates of location, title deeds, title opinions and other documents in Seller's possession (or obtainable by Seller without unreasonable effort) which have been prepared by or at the direction of Seller or Shareholders within the last five (5) years relating to any of the Assets. Also made available by Seller to Buyer are the "as-built" plans and specifications of the buildings forming part of the Real Estate, including, without limitation, all of the base systems, such as electrical, mechanical and plumbing systems.

                 (3) All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated, electricity and natural gas services are available to the Real Estate. No fact or condition exists that would result in the termination or impairment of access to the Real Estate, or the discontinuance of, any such utilities or services.

                 (4) All potable and industrial water, all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems, and all accessories, mechanical installations, structures and base systems and other similar systems serving the Real Estate and the facilities of the Business are installed and operating and are sufficient to enable the Real Estate and the facilities of the Business to continue to be used and operated in the manner currently being used and operated, and any so-called hook-up fees or other associated charges accrued to date have been fully paid. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

                 (5) No person, firm, corporation or other entity has any agreement, option or understanding or any right capable of becoming an agreement, option or understanding for the purchase or lease of all or any part of the Real Estate, and other than Seller, no person, firm, corporation or other entity has any interest or right whatsoever in the Real Estate or is in possession or entitled to possession of the whole or any part of the Real Estate; there are no leases, offers to lease or occupation agreements, whether written or verbal, affecting the Real Estate or any part thereof.

                 (6) No filings constituting a lien, prior claim, hypothec or other form of security against the Real Estate have been made, and to Seller's knowledge, there are no facts which may give rise to the filing of any such security interest against the Real Estate by any party whomsoever. Furthermore, all delays to publish any prior claims or hypothecs or to give notice of conservation of prior claims or hypothecs, or to exercise or protect hypothecary rights in respect of the Real Estate shall have expired prior to the Closing, and no hypothec, legal or conventional, nor any prior claim shall affect the Real Estate on the Closing. If a hypothec in respect of any work conducted prior to the Closing is published subsequent to the Closing, Seller shall assume and be solely responsible for the full amount thereof, including the capital, interest and costs, and shall indemnify Buyer and discharge and radiate any such hypothec at its own expense within seven (7) days of its registration, subject to Buyer's right to retain a sum, out of the Purchase Price, sufficient to pay the capital, interest and costs of said hypothec.

                 (7) All payments owing to contractors, subcontractors, workers or any suppliers of goods or services with respect to the Real Estate or to any other persons who have taken part in the construction or renovation of the Real Estate prior to the Closing, have and will have been paid in full, without subrogation.

                 (8) Seller has not contracted for any service and has not made any commitment or assumed any obligations which bind Buyer as a successor in interest to the Real Estate.

                 (9) No part of the Real Estate is located over any railroad tracks or other appurtenances, and the Real Estate is not part of a housing complex according to the Act respecting the Regie du logement (Quebec).

                 (10) To Seller's knowledge, there is no application or motion before any governmental authority having jurisdiction to rezone the Real Estate.

                 (11) There is no contestation of real estate taxes relating to the Real Estate; Seller does not and shall not owe any sum with respect to contributions paid by third parties to Seller or its predecessors in title with respect to real estate taxes payable or operating costs incurred with respect to the Real Estate.

                 (12) No part of the Real Estate constitutes "land" as that term is defined by the Land Transfer Duties Act (Quebec):

                 (13) To Seller's knowledge, neither the whole nor any part of the Real Estate is subject to any law protecting agricultural land.

                 (14) To Seller's knowledge, neither the whole nor any part of the Real Estate is classified or recognized as cultural property, is situated in an historic or natural district, is a classified historic site or is in a protected area contemplated by the Cultural Property Act, and Seller has not received any notice in respect thereof and does not have any knowledge of any such classification or proposed classification, recognition or any action or proceeding in respect thereof being contemplated.

         4.13. Litigation. Except as set forth in Exhibit 4.13 attached hereto, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the knowledge of Seller, threatened involving Seller, any of the Assets or the Business, and to Seller's knowledge, there are no meritorious grounds on which any legal proceedings might be commenced with any reasonable likelihood of success.

         4.14.   Seller's Employees.  Exhibit 4.14 attached hereto sets forth:
(a) a complete list of all of Seller's employees, and rates of pay as at May 23, 1996, (b) true and correct copies of any and all fringe benefits and personnel policies, (c) the employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part-time employee of Seller. Except pursuant to any contract or agreement referred to in Exhibit 4.10, Seller has no written employment agreements with its employees and all such employees are employed for an indeterminate term and Seller has no contractual obligations to make any severance payments to employees which could be triggered by the transaction contemplated herein. The parties expressly agree that Seller shall retain responsibility for and fully and timely pay all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits and other fringe benefits that have accrued to its employees up to the date of Closing, including related payroll taxes. Seller shall use its best efforts to retain its employees in their current positions up to Closing. Seller has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non- residents of Canada for purposes of the Income Tax Act (Canada) all amounts required by law and has remitted such withheld amounts to the appropriate governmental authority. Seller has no reason to believe that any managerial employee would not accept employment with Buyer upon completion of the transactions contemplated by this Agreement.

         4.15. Labor Relations. Except as set forth in Exhibit 4.13, Seller is not a party, either directly or by operation of law, to any labor contract, collective bargaining agreement, contract, or any other arrangement, formal or informal, with any labor or trade union or organization, council of trade unions, employee bargaining agency or affiliated bargaining agent , nor are any of its employees represented by any such entity. There is no pending or threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employee(s) of Seller. Except as set forth in Exhibit 4.13, there is no pending or threatened suit, action, investigation or claim between Seller and any present or former employee(s) of Seller. There has not been any union organizing activity at any location of Seller, or elsewhere, with respect to Seller's employees within the last three (3) years.

         4.16. Insurance. All of the buildings and structures forming part of the Real Estate are now and shall continue to be insured for their full replacement value until the Closing. A complete and accurate list of all such insurance policies is set forth in Exhibit 4.16 attached hereto, copies of which policies have previously been provided to Buyer. Seller and Shareholders agree solidarily to indemnify and hold harmless Buyer from and against such pending insurance claims in accordance with Article 14. Other than as detailed in Exhibit 4.13, Seller has not been denied any coverage in the last three (3) years. Seller is not in default or breach with respect to any provision contained in any such insurance policies which default or breach could reasonably form the basis for a denial of coverage by the insurer, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion.

         4.17. Broker's or Finder's Fee. Seller has not employed, nor is it liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.

         4.18.   [Deleted]

         4.19. Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned by Seller are listed and described in Exhibit 4.19 attached hereto. No proceedings have been instituted or are pending or, to Seller's knowledge, threatened which challenge the validity of the ownership by Seller of any such Intellectual Property. Seller has not licensed anyone to use any such Intellectual Property, and, to Seller's knowledge, there is no use or the infringement of any of such Intellectual Property by any other person. Seller owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of its Business.

         4.20. Inventories. The Inventory is, and on Closing will be, of a quality and quantity presently used by Seller in the ordinary course of business determined and valued consistent with Seller's past practice. The Inventory is, and at Closing will be, properly valued at the lower of cost or market value on a first-in/first-out basis in accordance with GAAP, consistently applied. Since the date of the Unaudited Financial Statements, Seller has not decreased or substituted its items of Inventory other than in the ordinary course of business.

         4.21. Motor Vehicles. All motor vehicles used in the Business, whether owned or leased, are properly licensed and registered in accordance with applicable law.

         4.22.   Employee Benefit Plans.

                 (1) Benefit Plans. Exhibit 4.22(1) attached hereto contains a true, accurate and complete list of each employee benefit plan (other than pension plans) maintained by Seller or to which Seller contributes or is required to contribute (collectively, the "Benefit Plans"). Copies of all Benefit Plans have previously been provided to Buyer.

                 (2) Pension Plans. Exhibit 4.22(2) attached hereto contains a true and complete list of each registered or unregistered pension plan maintained by Seller, to which Seller contributes or is required to contribute (collectively, the "Pension Plans"). Copies of all Pension Plans have previously been provided to Buyer. Except as indicated in Exhibit 4.22(2), the Pension Plans are duly registered and in good standing under all applicable legislation including without limitation the applicable pension benefits legislation and the Income Tax Act (Canada) and no events have occurred which could jeopardize such status.

                 (3) Liabilities. The funding status (including disclosure of any unfunded liabilities) of each of the Benefit Plans or Pension Plans is described on Exhibit 4.22(3) attached hereto. Seller shall be liable under its Benefit Plans and Pension Plans for all contributions and premiums due on or prior to the Closing.

                 (4) Transfer or Termination of Participation. Seller shall transfer and Buyer shall accept the transfer of the Benefit Plans and Pension Plans listed on Exhibits 4.22(1) and (2). Seller shall adopt all appropriate resolutions authorizing such transfer. From and after the Closing Date, the participation of the employees in Seller's Pension Plans and Benefit Plans other than as set forth on such Exhibit and their accrual of benefits thereunder shall cease. Seller shall comply with all applicable laws with respect to the entitlements of the employees under Seller's Pension Plans and Benefit Plans.

         4.23. Bulk Sales Law. The parties hereto believe that, assuming compliance with this Agreement by both Seller and Buyer, it is both unnecessary for the protection of Seller's creditors and impracticable to comply with the bulk sales legislation in the various jurisdictions in which the Assets are located. Accordingly, in the event that any creditor of Seller should take any claim against either Buyer or the Assets which is wholly or partially based on the bulk sales legislation of any such jurisdiction, Seller and Shareholders agree solidarily to indemnify and save Buyer harmless from and against any such claim in accordance with Article 14.

         4.24. Compliance with Laws. Seller has not received notice of any violation of any law, rule, regulation, ordinance or order of any court or tribunal, or federal, provincial, state, municipal or other governmental authority, department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, public health and safety and occupational health). To Seller's knowledge, and other than as disclosed herein or in the Exhibits hereto, Seller is in compliance (without obtaining waivers, variances or extensions) with, all federal, provincial, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance would not have a material adverse effect on the Business. To Seller's knowledge, and other than as disclosed herein or in the Exhibits hereto, Seller operates the Business in compliance with all applicable regulations, policies and procedures of the U.S. Food and Drug Administration (including, but not limited to the requirements of Good Clinical Practice and all applicable Investigational New Drug Applications), the U.S. Environmental Protection Agency, the Health Protection Branch of Health and Welfare Canada and the Japanese Ministry of Health and Welfare and any other governmental agency responsible for regulation of the Business, except where the failure to be in compliance would not have a material adverse effect on the Business.

         4.25. Condition of Assets. The Equipment and Furnishings are all of the "Equipment" reflected on the Unaudited Financial Statements, other than those items sold and replaced in the ordinary course of business. The Assets together with the Excluded Assets comprise all of the assets owned by Seller. All components of all of the Equipment and Furnishings (a) operate in accordance with their respective specifications, (b) perform the functions they are supposed to perform, (c) to Seller's knowledge, are free of material structural, installation, engineering, or mechanical defects or problems, and
(d) are otherwise in good working order (ordinary wear and tear excepted). Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

         4.26. Taxes. Seller is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act with respect to the GST and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the QST, and its registration numbers are as follows: (GST) 100524941RT and
(QST) 1009493685TQ001. Seller is not a non-resident for purposes of the Income Tax Act (Canada).

         4.27. No Omissions or Misstatements. To the knowledge of Seller, none of the representations and warranties included in this Article 4 or in the Exhibits to this Agreement contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the said representations and warranties not misleading. To the knowledge of Seller, except as disclosed in this Agreement or as set forth in the Exhibits annexed hereto, there is no fact, condition or circumstance which is likely to have a material adverse effect on the Business or which would likely prevent Seller from performing its obligations under this Agreement, other than any fact, condition or circumstance that may arise or result, directly or indirectly, from economic or political factors which are not particular to the Business.


              ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller and Shareholders to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller, which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:

         5.1. Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. No other action, consent or approval on the part of Buyer or any other person or entity is necessary to authorize Buyer's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith except that the transaction must be approved under the Investment Canada Act and the Competition Act. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         5.2. Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreements) under: (a) any term or provision of the Certificate of Incorporation or Bylaws of Buyer; (b) any contract, lease, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

         5.3. Broker's or Finder's Fee. Buyer has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement.


                        ARTICLE 6.  COVENANTS OF PARTIES

         6.1. Preservation of Business and Assets. From the execution of this Agreement until the Closing, Seller shall use commercially reasonable best efforts to do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business, to preserve, protect and maintain for Buyer the good will of the suppliers, employees, clientele and others having business relations with Seller or the Business. Seller shall use its best efforts to obtain all consents and documents called for by this Agreement. Buyer and Seller shall use commercially reasonable best efforts to facilitate the consummation of the transactions contemplated under this Agreement. Until termination of this Agreement, Seller and Shareholders agree that they will not sell or transfer, or negotiate or entertain offers relating to the sale or transfer of, either the Assets or any stock of Seller other than the sale or use of Assets in the ordinary course of business. From the execution of this Agreement until the Closing, Seller shall pay no dividend, and shall make no distribution or extraordinary payment to Shareholders or any third party or pay any intercompany payable and, other than in the ordinary course of business, Seller will not sell, discard or dispose of any of the Assets. None of the Leases and Contracts shall be amended in any material respect between the date hereof and Closing, other than in the ordinary course of business, without the prior written consent of Buyer. From the execution of this Agreement until Closing, and other than as may be required by law, Seller and any party in possession of all or any part of the Real Estate will not perform any material grading or excavation, construction or removal of any improvement, or make any material other change or improvement upon or about the Real Estate. From the execution of this Agreement until Closing, Seller will maintain and keep the Assets in good order and repair (ordinary wear and tear excepted).

         6.2. Absence of Material Change. From the execution of this Agreement until the Closing, Seller shall not make any material change in the Business and shall not enter into any other material contract or commitment or any other transaction with respect to the Business or the Assets without the prior written consent of Buyer, other than in the ordinary course of Seller's business.

         6.3.    Access to Books and Records.

                 (1) From the date hereof until the Closing, Seller shall give to Buyer and to Buyer's counsel, accountants and other representatives, full access to all of Seller's offices, properties, books, contracts, commitments, records and affairs relating to the Assets or the Business so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of Seller, the Business or the Assets in Seller's possession (or obtainable by Seller with reasonable effort) as Buyer may reasonably request. If any such books, records and materials are in the custody of third parties but under Seller's control, Seller shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Seller will be returned by Buyer immediately upon request if the transaction is not consummated. Seller shall provide Buyer promptly with interim financial statements of Seller and any other management reports, as and when they are available.

                 (2) Following the Closing, Buyer shall permit Seller's representatives (including, without limitation, their counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring prior to the Closing. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.

                 (3) Following the Closing, Seller shall permit Buyer and its representatives (including, without limitation, their counsel and auditors), to have access to, and examine and make copies of, all books and records of Seller, which books and records are retained by Seller and which relate to transactions or events occurring prior to the Closing. For a period of five (5) years after the Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.

                 (4) Seller shall cause its accounting firm to consent to the inclusion of the Audited Financial Statements in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws. The books and records of Seller are in such order and completeness so that an unqualified audit may be performed for such periods.

                 (5) For a period of six (6) years from the Closing Date or for such longer period as may be required by applicable Law, Buyer covenants and agrees to retain all original accounting books and records relating to Seller's Business, as well as all other records referred to at Section 1.1(6), for the period prior to the Closing Date. So long as any such books and records are retained by Buyer pursuant to this Agreement, Seller shall have the reasonable right to inspect and to make copies (at its own expense) of the same at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of Buyer. Buyer shall have the right to have its representatives present during any such investigations.

         6.4. Risk of Loss. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism, terrorism, act of God or other cause or casualty, damage or loss), between the date hereof and the Closing, the Purchase Price shall be reduced by the amount necessary to repair the damage, which reduction shall be offset by any amounts paid by Seller's insurance company and assigned to Buyer; provided, however, that in the event of a casualty which in Buyer's judgment adversely affects the Business or the Assets, Buyer, in its sole discretion, may elect either: (i) to terminate this Agreement without obligation or penalty, or (ii) to terminate this Agreement with respect to the damaged property only with a reduction in the Purchase Price determined as follows. The reduction in Purchase Price shall be determined, based on the value on the date of this Agreement of the Assets damaged or lost, assigned by an appraiser to be mutually selected and paid equally by Seller and Buyer.

         6.5. Condemnation. From the date hereof until the Closing, in the event that any portion of the Assets become subject to or is threatened with any condemnation or eminent domain proceedings, then Buyer, in its sole discretion, may elect either: (i) to terminate this Agreement in its entirety without penalty or obligation, or (ii) to terminate this Agreement with respect only to that portion of the Assets that is condemned or threatened to be condemned with a reduction in the Purchase Price determined as provided in
Section 6.4.

         6.6. Preserve Accuracy of Representations and Warranties. Seller and Shareholders shall refrain from taking any action which would render any representation and warranty contained in Article 4 hereof untrue, inaccurate or misleading as of Closing. Seller will promptly notify Buyer of any lawsuit, claim, administrative action or other proceeding asserted or commenced against Seller, its directors, officers, or

Shareholders, that may involve or relate in any way to Seller, the Assets, Shareholders or the operation of the Business. Seller shall promptly notify Buyer of any facts or circumstances that come to its attention and that cause, or through the passage of time is likely to cause, any of Seller's and Shareholders' representations and warranties to be untrue or misleading at any time from the date hereof to Closing.

         6.7. Maintain Books and Accounting Practices. From the date hereof until the Closing, Seller shall maintain their books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in their accounting methods or practices.

         6.8. Indebtedness; Liens. Other than in the ordinary course of business, from the date hereof until the Closing, with respect to the Assets, including the Business and operations conducted with the Assets, Seller shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, hypothec, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval.

         6.9. Compliance with Laws and Regulatory Consents. From the date hereof until the Closing, (a) Seller shall comply in all material respects with all applicable statutes, laws, ordinances and regulations, (b) Seller shall keep, hold and maintain all certificates, certificates of need, certificates of exemption, accreditations, participations, licenses, and other permits necessary for the business and operation of the Assets, (c) Seller shall use its reasonable efforts and Seller shall cooperate fully with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement, and (d) Seller shall make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable under all applicable laws and under applicable contracts, agreements and commitments in order to consummate the transactions contemplated by this Agreement.

         6.10. Maintain Insurance Coverage. From the date hereof until the Closing, Seller shall maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of the Business and shall provide at Closing evidence satisfactory to Buyer that such insurance continues to be in effect and that all premiums due have been paid. Seller will provide such assistance to Buyer as may be reasonably required for Buyer to obtain, at Buyer's cost, "retro coverage" with respect to periods prior to Closing, such coverage to be acceptable to Seller, acting reasonably. Buyer shall cause Seller, its officers and directors to be named additional insureds under such policy. Seller will continue to maintain all of its insurance policies and coverage amounts in full force and effect until the Closing.

         6.11. Current Return Filing. Seller shall be responsible for (a) the preparation and filing of the federal, provincial, state and local income tax and gross receipts and use tax returns for all the tax periods of Seller ending on or before the Closing; and (b) the payment of all such taxes when due. Seller shall prepare and timely file the federal and provincial income tax returns and shall pay such taxes when due.

         6.12. No Sale, Merger or Consolidation. From the date hereof until the Closing, Shareholders shall not sell, pledge or transfer any of their capital stock in Seller nor make any agreements in that regard, and Seller shall not sell all or substantially all of its assets, or merge, amalgamate or consolidate with any other entity; neither party shall solicit any inquiries, proposals or offers relating to any such transactions.

         6.13. Hart-Scott-Rodino Filing. If required by applicable law, Seller will, or, if Seller is not the "ultimate parent," it will cause the ultimate parent to (with the assistance of Buyer and Shareholders if and when required) timely and promptly make, and Buyer will or if Buyer is not the "ultimate parent" it will cause its "ultimate parent" (with the assistance of Seller if and when required) to timely and promptly make, all filings which are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1987 (the "Antitrust Improvements Act"). Buyer and Seller will use their reasonable best efforts to obtain the approval of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as the case may be, to the purchase of the Assets by Buyer or the lapse prior to the Closing Date of the waiting period under the Antitrust Improvements Act without the commencement of litigation, or threat thereof, by the appropriate governmental enforcement agency to restrain the transactions contemplated by this Agreement.

         6.14. Stock Options. Seller shall cause each participant in the Bio-Research Laboratories, Ltd. 1992 Stock Option Plan (the "Option Plan") to receive out of the Purchase Price, in full and final satisfaction of his rights under the Option Plan, an amount equal to the difference between the value ascribed for purposes of this Agreement to a common share of Seller and such participant's weighted average exercise price for the acquisition of a common share under the Option Plan, multiplied by the number of the participant's vested and unvested unexercised options. Notwithstanding the foregoing, the amount payable to a participant in the Option Plan by reason of this Section
6.14 may be adjusted in such manner as to give effect to Section 3.1(b) of this Agreement.

         6.15.   [Deleted]

         6.16. Contracts to be Assigned. To the extent that assignment hereunder by Seller to Buyer of any lease or contract is not permitted or is not permitted without the consent of a third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of, or cause a loss of benefits under, any such lease or contract; provided, however, that nothing contained in this Section shall be construed to limit or diminish in any way the representations and warranties of Seller contained in

Article 4 hereof. Seller shall use commercially reasonable best efforts to obtain any and all such consents required for assignment of the Leases and Contracts. Buyer shall cooperate in obtaining such consents. Seller agrees to advise Buyer promptly in writing with respect to any lease or contract in respect of which it knows or has reason to believe it will not receive any required consent to assign.

         Without in any way limiting Seller's obligation to use commercially reasonable best efforts to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Leases and Contracts to Buyer, if such consent is not obtained or if such assignment is not permitted irrespective of consent, Seller shall cooperate with Buyer in any reasonable lawful arrangement designed to provide for Buyer the benefit under any such lease or contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other person arising out of breach or cancellation by such other person and including, if so requested by Buyer, or as Buyer shall otherwise reasonably require. If Seller provides to Buyer the benefits under any lease or contract, (i) Buyer shall be responsible for, and shall pay, all obligations relating thereto on the same basis as if such lease or contract had been assigned to and assumed by Buyer, (ii) Buyer shall reimburse Seller for any payments made by Seller pursuant to the terms of any such lease or contract and (iii) Buyer shall indemnify Seller for Buyer's failure to make such payments or discharge such obligations as if the same were Assumed Liabilities hereunder.

         Notwithstanding anything to the contrary contained in this Agreement, and provided that Seller is in compliance with the provisions of this Section 6.16, the failure to obtain a consent to assignment of one or more leases or contracts and any termination or loss of benefits resulting therefrom shall not be considered for the purposes of this Agreement as a material adverse change in the Business.

         6.17. Continued Employment of Employees. All employees employed by Seller shall be offered employment by Buyer on substantially the same terms and conditions of employment as were enjoyed immediately prior to the Closing Date.

         6.18. Severance. Seller shall not be responsible for any severance or termination costs incurred with respect to any employees terminated for any reason after the Closing Date, including a constructive dismissal by virtue of a change in benefits or otherwise. Buyer shall recognize accumulated service with both Seller and Buyer for purposes of determining any such severance and termination costs, including, without limitation, any damages arising out of, resulting from or in connection with any wrongful dismissal of such employees or for the purpose of any pension, retirement or other benefit arrangements made by Buyer.

                         ARTICLE 7.  TITLE AND SURVEYS

         7.1. Title Opinion. Buyer may, at Buyer's expense and election, obtain an opinion of title from a notary acceptable to Buyer, with respect to the condition of title to each tract of Real Estate, which opinion shall, at Buyer's expense and election, later be updated to the Closing Date (said opinion, as updated is herein the "Title Opinion"). The Title Opinion shall show that title to the Real Estate is held by Seller, free from all Defects, except the Permitted Exceptions. The parties agree that all documents executed in connection with the Closing shall be held in escrow and the Purchase Price shall be paid in trust to Buyer's counsel until the notary or other legal counsel providing the Title Opinion confirms, by updated Title Opinion, that title to the Real Estate has been transferred and the deed of sale effecting such transfer has been registered in all appropriate land registries without adverse or conflicting entries from those set forth in the Title Opinion.

         7.2. Survey. At least thirty (30) days prior to Closing, Seller shall furnish to Buyer, at Seller's expense, any existing surveyor's plan and technical description of the Real Estate in Seller's possession, or reasonably obtainable by Seller without expense to Seller. Buyer may, at Buyer's expense and election, obtain an update to such survey prepared by a duly qualified Quebec Law Surveyor. Any such survey shall show the Real Estate and its current condition, stating that it is in conformity with all applicable laws and regulations, that there are no physical encumbrances onto the Real Estate or from the Real Estate or any illegal views onto or from the Real Estate and that the Real Estate is not charged with any servitudes. The survey shall show the boundaries of the Real Estate, separate legal descriptions and boundaries for the tracts and the location of all streets, highways, alleys and public ways crossing or abutting said Real Estate, all servitudes, all building lines and all buildings and structures as are situated thereon as of said date.

         7.3. Defects and Cure. The Title Opinion and survey described in this Article are collectively referred to as "Title Evidence". Buyer shall notify Seller as soon as reasonably possible of any Defects disclosed in the Title Evidence which either: (a) do not constitute Permitted Exceptions, or (b) even if they constitute Permitted Exceptions, if such matter adversely impacts any of the Assets or the financeability thereof in the reasonable opinion of Buyer. Seller, at its sole cost and expense, may elect to not cure the objection and shall give written notice to Buyer within ten (10) days of its receipt of Buyer's objections of its decision whereupon Buyer may waive such objection and close or may terminate this Agreement, which election shall be made within ten (10) days of receipt of notice from Seller. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the objection, whereupon Buyer may waive such objection and close or may terminate this Agreement, which election by Buyer shall be made within thirty (30) days following notice of objection to Seller. Upon termination of this Agreement under the terms of this Section 7.3, no party to this Agreement shall have any further claims under this Agreement against any other party. No title searches or opinions rendered, nor the failure of Buyer to send any notice to Seller of any defect, shall have the effect of waiving, limiting, reducing or otherwise affecting, in any manner whatsoever, any of Seller's representations or warranties given or made hereunder or in connection herewith, which representations and warranties shall survive the Closing and shall be repeated in the deed of sale consummating the sale of the Real Estate.

         7.4. Environmental and Engineering Reports. Seller shall obtain and deliver to Buyer, at Seller's expense, a copy of the most recently prepared Phase I (or "Stage 1") environmental audit of the Real Estate. If reasonably requested by Buyer, Seller shall obtain and deliver to Buyer, at Buyer's expense, an update to such existing audit, together with such structural, mechanical and electrical reports on the Real Estate as Buyer may reasonably request. In the event such reports reveal defects unacceptable to Buyer, Buyer shall notify Seller of such defects. Matters disclosed in the 1994 Audit and Study shall not be deemed "defects" for purposes of this Section. Seller, at its sole cost and expense, may elect to not cure the objection and shall give written notice to Buyer within ten (10) days of its receipt of Buyer's objections of its decision whereupon Buyer may waive such objection and close or may terminate this Agreement, which election shall be made within ten (10) days of receipt of notice from Seller. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the objection, whereupon Buyer may waive such objection and close or may terminate this Agreement, which election by Buyer shall be made within thirty (30) days following notice of objection to Seller. Upon termination of this Agreement under the terms of this Section 7.4, no party to this Agreement shall have any further claims under this Agreement against any other party.


                              ARTICLE 8.  CLOSING

         8.1. Closing. If all of the conditions to Closing set forth in Articles 9 and 10 hereof are satisfied, then the execution of all necessary and contemplated documents shall occur on or before August 28, 1996, at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time or place as the parties may mutually agree. Upon transfer of the Assets and payment of the Purchase Price (the "Closing"), the Closing shall be deemed to be effective, and the transfer of the Assets shall be deemed to have occurred, as of 12:01 a.m. local time on July 1, 1996 (or such other date as the parties shall mutually agree). The parties acknowledge that the recordation of the real estate may not occur on July 1, 1996. At Closing, Buyer shall pay to Seller (subject to Section 7.1) (pursuant to wire instructions given to Buyer by Seller) funds in an amount equal to the Purchase Price, as determined pursuant to Section 3.1(a) of this Agreement. In the event that Closing has not occurred by September 30, 1996, then any party not in default hereunder may terminate this Agreement without further obligation. Notwithstanding any statement contained herein seemingly to the contrary, Buyer shall not be liable for any obligations or liabilities of Seller or Shareholders other than the Assumed Liabilities.

           ARTICLE 9.  SELLER'S AND SHAREHOLDERS' CONDITIONS TO CLOSE

         The obligations of Seller and Shareholders under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller in whole or in part):

         9.1. Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits and Attachments hereto) or in any certificate or document delivered to Seller and Shareholders pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         9.2. No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller, any of the Shareholders or Buyer as a result of which Seller reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law. The waiting periods specified under the Competition Act (Canada) and the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement will have lapsed or been terminated.

         9.3. Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There shall have been no federal, provincial or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this Section.


                    ARTICLE 10.  BUYER'S CONDITIONS TO CLOSE

         The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

         10.1. Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Seller and Shareholders contained in this Agreement (including the Exhibits and Attachments hereto) or in any certificate or document delivered to Buyer pursuant hereto shall be deemed to have been made again at the Closing and shall then be true in all respects; and Seller and Shareholders shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

         10.2. Regulatory Approvals. Buyer shall have obtained all consents, licenses, permits, and approvals from all appropriate governmental agencies and authorities necessary in the reasonable judgment of Buyer to acquire and operate the Assets and Business as contemplated hereunder.

         10.3. No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law. The waiting periods specified under the Competition Act (Canada) and Antitrust Improvements Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

         10.4. Inspection of Assets. Buyer and their representatives shall have had and continue to have reasonable rights of inspection of the Assets in connection with Buyer's due diligence review.

         10.5. Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated by this Agreement illegal, (b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold Assets, to operate the Business, or, in any case, to exercise rights of ownership pursuant thereto. There shall have been no federal, provincial or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this Section.

         10.6. Confidentiality and Non-Compete Agreements. Each of Seller's senior management employees who are listed on the attached Exhibit 10.6 are currently subject to Agreements on the Protection of Confidential Information and Inventions. To the extent such agreements are not transferrable to Buyer without the consent of such employees, such employees shall have either (i) consented to the assignment of said agreement to Buyer, or (ii) entered into a new Confidentiality and Non-Compete Agreement with Buyer on similar terms.

         10.7. Employment Agreement. Buyer and Michael Ankcorn shall have entered into an employment agreement in the form attached hereto as Exhibit 10.7.

         10.8. Updated Financial Statements. Prior to the time of Closing, Seller shall provide to Buyer the most recently available interim, unaudited financial statements evidencing that no material change has occurred in connection with the Business or the Assets since the date of the Unaudited Financial Statements.

         10.9. Value of Assets. As of the date of the interim unaudited Financial Statements described in Section 10.8 above, Seller shall have Shareholders' Equity of at least U.S. Twenty-Six Million Dollars (U.S. $26,000,000), including unrestricted cash of no less than U.S. Five Million Five Hundred Thousand Dollars (U.S. $5,500,000).

         10.10. Third Party Consents. Seller shall provide to Buyer all third party consents or third party authorizations believed by Buyer, acting reasonably, to be necessary for the legal and proper consummation of all agreements and transactions contemplated within this Agreement, subject to
Section 6.16.

         10.11.  [Deleted]

         10.12.  [Deleted]

         10.13. "Back Log". At Closing, Seller shall provide Buyer evidence reasonably satisfactory to Buyer that the Business has confirmed back log as of the Closing equal to no less than U.S. $20,000,000. For such purposes, "confirmed back log" means anticipated revenue from signed contracts or letters of intent (or verbal agreement with Japanese clients). Failure of Buyer to obtain a consent to assignment from a customer shall not cause such anticipated revenue from such customer to be excluded from this calculation.


         ARTICLE 11.  OBLIGATIONS OF SELLER AND SHAREHOLDERS AT CLOSING

         At Closing, Seller and Shareholders shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer and Seller:

         11.1. Documents Relating to Title. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to
Buyer:

                 (1) A deed of sale, in form reasonably satisfactory to Buyer, conveying to Buyer good, valid and marketable title to the Real Estate free and clear of all Defects, except for Permitted Exceptions.

                 (2) An Assignment and Assumption of Lease agreement for the Leased Real Estate, if any, conveying to Buyer the legal right to possess and use the Leased Real Estate.

                 (3) A Bill of Sale and Assignment Agreement or General Conveyance, in form and substance satisfactory to the parties, conveying to Buyer title to all of the Assets (other than the Real Estate) on the terms and conditions set forth herein.

                 (4) Certificates of title to all vehicles that constitute Assets endorsed by Seller together with completed originals of any forms required by all applicable states to transfer the same, free and clear of all liens, except for those acceptable to Buyer.

                 (5) A wire transfer (or other payment method acceptable to Buyer) of all Cash and Cash Equivalents included in the Assets to an account designated by Buyer.

                 (6) An effective and enforceable assignment to Buyer of each Lease (other than Leases of Real Estate) and Contract, subject to Section 6.16.

         11.2.   [Deleted].

         11.3. Opinion of Counsel. Seller and Shareholders shall deliver to Buyer the favorable opinion of counsel for Seller and Shareholders, dated as of Closing, in form acceptable to Buyer, acting reasonably (or, in the case of Ontario Teacher's Pension Plan Board and the Caisse de depot et placement de Quebec, respectively, an alternative acceptable to Buyer, acting reasonably).

         11.4. Corporate Good Standing and Corporate Resolutions. Seller and Shareholders shall deliver to Buyer the following (or, in the case of Ontario Teachers', an alternative reasonably acceptable to Buyer): (i) certificates of good standing from the appropriate governmental authority of their jurisdiction of incorporation, (ii) certified copies of the Bylaws and Charter of Seller (all dated the most recent practical date prior to Closing), and (iii) certified copies of the resolutions of the Board of Directors and Shareholders of Seller and the board of directors of each Shareholder authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale, general conveyances and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the jurisdiction of Seller's incorporation relevant to such transactions and certified by officers of Seller and Shareholders, as the case may be, to be validly adopted and in full force and effect and unamended as of Closing.

         11.5. Closing Certificate. Seller shall deliver to Buyer certificates of Michael F. Ankcorn and Paul Bancroft, respectively, in their capacities as officers of Seller dated as of Closing, certifying that (a) each covenant and obligation of Seller has been complied with by Seller, and (b) each representation and warranty of Seller is true and correct on the Closing as if made on and as of the Closing.

         11.6. Third Party Consents. Seller shall deliver to Buyer, all consents, estoppels, approvals and authorizations of third parties that Buyer, acting reasonably, believes are necessary for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereby, subject to Section 6.16.

         11.7. Releases. Seller shall deliver to Buyer executed releases of any mortgages, hypothecs, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets other than Permitted Exceptions.

         11.8. Confidentiality and Employment Agreements. Seller shall deliver to Buyer each of the agreements described in Sections 10.6 and 10.7 duly executed by the appropriate parties.


                  ARTICLE 12.  OBLIGATIONS OF BUYER AT CLOSING

         At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:

         12.1. Purchase Price. Buyer shall pay to Seller the Purchase Price as specified in Section 3.1(a) hereof (subject to Section 7.1).

         12.2. Opinion of Counsel. Buyer shall deliver to Seller and Shareholders a favorable opinion of counsel for Buyer, dated as of Closing, in the form specified in Article 13 hereof.

         12.3. Corporate Good Standing and Board Resolutions. Buyer shall deliver to Seller a certificate of good standing from the Secretary of State of Delaware, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions intended hereby.

         12.4. Closing Certificate. Buyer shall deliver to Seller a certificate of officers of Buyer, dated as of Closing, certifying that (a) each covenant and obligation of Buyer has been complied with by Buyer, and (b) each representation and warranty of Buyer is true and correct on the Closing as if made on and as of the Closing.

         12.5. Assumption of Liabilities. Buyer shall covenant to fully perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement, from and after Closing.

         12.6. Insurance. Buyer shall deliver to Seller evidence of the insurance coverage required by Section 6.10.


                    ARTICLE 13.  OPINION OF BUYER'S COUNSEL

         At the Closing, Buyer shall deliver to Seller an opinion of Harwell Howard Hyne Gabbert & Manner, P.C. dated the date of the Closing and pursuant to the Legal Opinion Accord of the ABA Section of Business Law (1991), in form and substance reasonably satisfactory to Seller and their counsel to the effect that:

                 (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, operate and lease their properties and assets and to carry on their business as now conducted.

                 (2) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its Certificate of Incorporation and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.


            ARTICLE 14.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION

         14.1. Survival. The covenants, obligations, representations and warranties of Buyer, Seller and Shareholders contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing shall not be merged into any documents delivered in connection with the Closing and shall survive the date of Closing for a period of two (2) years; provided that claims relating to tax matters and any claim based on fraud shall survive until sixty (60) days after the applicable statute of limitations relating to the underlying claim, and that any claim based on fraud shall not be subject to the Indemnification Threshold (as defined in Section 14.4(6)) but shall be subject to the limitations of liability set forth in Section 14.4(5). In addition, with respect to the breach of any representation which is qualified by words or phrases such as "material," "materially," "immaterial" or "immaterially" or words of similar import, such qualifier shall be disregarded for purposes of calculating any party's damages, and the other party's corresponding indemnification obligation under this Article 14.

         14.2.   Indemnification by Seller and Shareholders.  Subject to
Section 14.4, Seller and Shareholders jointly (in accordance with the percentages and limitations set forth in Sections 14.4(5) and 14.4(6) below) shall promptly indemnify, defend, and hold harmless Buyer, the directors, officers, shareholders, employees and agents of Buyer against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from: (i) any breach by either Seller or Shareholders of any of the covenants, obligations, representations or warranties or breach or untruth contained in this Agreement or any certificate or document of Seller and/or Shareholders delivered pursuant to this Agreement; (ii) any liability of Seller not expressly assumed by Buyer pursuant to Section 1.3 hereof; and (iii) any claim not specifically disclosed herein or in any of the Exhibits or other documents delivered pursuant to this Agreement that is brought or asserted by any third party(s) against Buyer arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Seller's employees, agents or independent contractors, relating to all periods of time prior to the Closing. Any indemnification payment made pursuant to this Article shall include interest at a floating rate equal to two points over the prime rate of NationsBank of Tennessee, N.A., established from time to time (the "Rate"), payable for the period measured from the date of receipt of notice of the loss, cost, expense or damage which was incurred until the date of payment.

         14.3. Indemnification by Buyer. Subject to Section 14.4, Buyer shall promptly indemnify, defend, and hold Seller and Shareholders harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement,(ii) any claim which is brought or asserted by any third party(s) against Seller or any of the Shareholders for failure to pay or perform any of the Assumed Liabilities, and (iii) any claim that is brought or asserted by any third party(s) against Seller arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Buyer's employees, agents or independent contractors, relating to all periods of time subsequent to the Closing. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date that the loss, cost, expense or damage was incurred by Seller or any of the Shareholders until the date of payment.

         14.4. Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") shall be subject to the following terms and conditions (for purposes of this Section 14.4, "party" shall mean Buyer, on the one hand and Seller and Shareholders, collectively, on the other hand):

                 (1) Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel all reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties.

                 (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subsection (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subsection (1) above, stating the nature and basis of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this Section if within forty-five (45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received from the indemnifying party written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties.

                 (3) Straddle Claims. Any claim based on negligence or similar matters relating to time periods both prior to the Closing Date and subsequent to the Closing Date will be the responsibility of either Buyer or Seller and Shareholders in accordance with the following guidelines: (i) if it is a claim in which the incident giving rise to liability clearly arose prior to the Closing Date, Seller (including Shareholders) shall respond to the loss and defense expenses; (ii) if it is a claim in which the incident giving rise to liability clearly arose subsequent to the Closing Date, Buyer shall respond to the loss and defense expenses; and (iii) in the event that the incident giving rise to liability as to time is not clear, Seller (including Shareholders) and Buyer will jointly defend the case and each will fully cooperate with the other in such defense. Once the case is closed, if Buyer and Seller (including Shareholders) cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in accordance with Section 16.6.

                 (4) Assignment by Buyer. No consent by Seller shall be required for any assignment or reassignment of the rights (but not the obligations) of Buyer under this Article 14 following Closing.

                 (5) Limitation of Liability. Notwithstanding anything to the contrary contained in the first paragraph of Section 4.1 or elsewhere in this Agreement but subject to Section 14.4(6): (i) the maximum aggregate liability of the Seller and Shareholders, in the aggregate, on the one hand, and Buyer, on the other, for indemnification under this Agreement shall be equal to the Purchase Price; and (ii) the liability of any Shareholder in respect of any claim for indemnification pursuant to this Article 14 shall be limited to that portion of the claim calculated on the basis of the applicable percentage set forth below (provided the maximum aggregate liability of any Shareholder in respect of any claim(s) for indemnification pursuant to this
Article 14 shall not exceed that portion of the Purchase Price paid to such Shareholder):

                          (a) in the case of CAI Capital Corporation, CAI Capital Partners and Company Limited Partnership, and CAI Partners and Company Limited Partnership (collectively, "CAI"), forty percent (40%), it being understood that the obligations of CAI shall be solidary;

                          (b) in the case of Ontario Teachers' Pension Plan Board, thirty percent (30%); and

                          (c) in the case of the Caisse de Depot et Placement du Quebec, thirty percent (30%).

                 Notwithstanding the foregoing (i) in respect of any claims which may be made against one or more Shareholders as a result of, relating to or based on fraud the liability of the Shareholder(s) committing the fraud shall not be subject to the percentage limitation set forth above but shall be limited to the portion of the Purchase Price paid to such Shareholder(s); and
(ii) the covenants and obligations of Shareholders pursuant to Article 15 are made on a joint (and not solidary) basis, and Buyer's recourses in the event of a breach thereof shall be exercised only against the defaulting Shareholder(s), with the liability of each such defaulting Shareholder not being subject to the percentage limitation set forth above but being limited, in the aggregate, to that portion of the Purchase Price paid to such Shareholder.

                 (6) Indemnification Threshold. Neither party shall seek recourse against, and shall not recover from any indemnifying party under this
Article 14 on account of any claim, loss, cost, expenses (including reasonable cost of investigation, court costs and legal fees) or damages unless and until the aggregate amount thereof exceeds Five Hundred Thousand Dollars ($500,000) (the "Indemnification Threshold"), in which event the liability of the indemnifying party shall be limited to the amount by which such claims, losses, costs, expenses and damages exceed Five Hundred Thousand Dollars ($500,000). Notwithstanding the foregoing, the Indemnification Threshold shall not be applicable in the case of (i) an indemnification claim in accordance with this
Article 14 based on any failure to transfer all the Assets subject to the provisions of Section 6.16 or a breach of Article 15, or (ii) a Purchase Price adjustment based on the Final Closing Statement pursuant to Section 3.1.


                       ARTICLE 15.  RESTRICTIVE COVENANTS

         15.1. Restrictive Covenants. Seller and Shareholders hereby covenant and agree with Buyer that, during the "Covenant Period" (as such term is defined herein), Seller and Shareholders shall (a) not disclose (other than to Buyer or its representatives) any proprietary information related to the Business, including but not limited to trade secrets, financial statements and related information, customer lists, marketing strategy, business plans and projections and other confidential information and materials or (b) not solicit for employment or employ any person who at Closing or thereafter became an employee of Buyer or an Affiliate unless such person is not so employed for at least one (1) year; or (c) not disrupt or attempt to disrupt any past or present contractual relationship between Buyer, on the one hand, and any customer or client with whom Buyer contracts with in connection with the Business, on the other hand. The "Covenant Period" shall commence at the Closing and terminate on the third (3rd) anniversary thereof.

         15.2. Enforceability. In the event of a breach of Section 15.1 hereof, Seller and Shareholders recognize that monetary damages may be inadequate to compensate Buyer and Buyer may be entitled, without the posting of a bond, to an injunction restraining such breach. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

         All parties hereto hereby acknowledge the necessity of protection against the competition of Seller and Shareholders and that the nature and scope of such protection has been carefully considered by the parties. The period provided is expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate Seller and Shareholders for agreeing to the restrictions contained in Section 15.1 hereof. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.


                           ARTICLE 16.  MISCELLANEOUS

         16.1. Assignment. Prior to Closing, Buyer may assign its rights (but not its obligations) hereunder to a direct or indirect wholly-owned subsidiary (U.S. or Canadian). Following Closing, Buyer may freely assign its rights or delegate its obligations under this Agreement without the express written consent of Seller or Shareholders, provided that Buyer remains solidarily liable with the assignee or delegatee, as the case may be, to Seller and Shareholders for the obligations of Buyer under this Agreement. Neither Seller nor Shareholders may assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void.

         16.2. Other Expenses. Except as otherwise provided in this Agreement, Seller and Shareholders shall pay all of their expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement.

         16.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received; (b) if delivered by overnight courier, on the day after mailing; and (c) if mailed, five days after mailing with postage prepaid. Any such notice shall be sent as follows:

                 To Seller:

                 c/o CAI Advisors & Co.
                 767 Fifth Avenue
                 New York, New York  10153
                 Attn:  Les Daniels

                 with a copy to:

                 Stikeman, Elliott
                 Suite 4000, 1155 Rene-Levesque Boulevard West
                 Montreal, Canada H3B 3V2
                 Attn:  Stuart H. Cobbett and William B. Rosenberg

                 To Shareholders:

                 CAI Advisors & Co.
                 CAI Capital Partners and Company Limited Partnership CAI Partners and Company Limited Partnership
                 767 Fifth Avenue
                 New York, New York  10153
                 Attn:  Les Daniels

                 Ontario Teachers' Pension Plan Board
                 5650 Yonge, Suite 500
                 North York, Ontario  M2M 4H5
                 Attn:  Portfolio Manager, Merchant Banking Group
                          with a copy to the Law Department

                 Caisse de Depot et Placement du Quebec
                 1981 McGill College
                 Montreal, Quebec
                 CANADA  H3A 3C7
                 Attn:  Vice President, Coordinateur, Groupe Participation
                          Caisse

                 To Buyer:

                 ClinTrials Research Inc.
                 One Burton Hills Blvd., Suite 210
                 Nashville, Tennessee  37215
                 Attn:  William C. O'Neil, Jr.

                 with a copy to:

                 Harwell Howard Hyne Gabbert & Manner, P.C.
                 1800 First American Center
                 Nashville, Tennessee  37238-1800
                 Attn: Mark Manner

         16.4. Confidentiality; Prohibition on Trading. All parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law. Seller, Shareholders and their Affiliates agree not to trade in the securities of Buyer or its Affiliates based upon any nonpublic information.

         16.5. Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Province of Quebec.

         16.6.   Arbitration.

                 (a) If any dispute shall occur between Buyer, on the one hand, and Seller and Shareholders, on the other hand, the parties relating to the interpretation or implementation of any of the provisions of this Agreement, such dispute shall be resolved by arbitration pursuant to Article 2638 of the Civil Code of Quebec.

                 (b) Whenever any arbitration is permitted or required hereunder, arbitration proceedings shall be commenced by the party desiring arbitration (hereinafter called the "Initiating Group") giving notice to the other Group(s) entitled to participate in the arbitration proceedings (hereinafter collectively called the "Responding Groups") specifying the matter to be arbitrated and requesting an arbitration thereof. The Initiating Group and the Responding Groups shall jointly appoint a single arbitrator. In the event that the Initiating Group and the Responding Groups fail to agree to the appointment of a single arbitrator within the thirty (30) days next following the initial notice of recourse to arbitration, either the Initiating Group or the Responding Groups may make application to a Judge of the Superior Court of the Province of Quebec for selection of an arbitrator.

                 (c) The arbitrator appointed pursuant to the provisions of this Section shall be entitled to establish the regulations and procedures governing the arbitration procedures in his sole and absolute discretion.

                 (d) The decision of the arbitrator shall be final and binding upon the parties and not subject to appeal.

                 (e) The arbitrator shall have the authority to assess the costs of the arbitration against either or both of the Initiating Group or the Responding Groups in such proportions as the arbitrator deems appropriate in his sole and absolute discretion provided, however, that each party shall bear its own witness and counsel fees.

                 (f) The arbitrator appointed as aforesaid shall forthwith proceed to arbitrate the dispute between the parties hereto and he shall within sixty (60) days or so soon thereafter as may be practicable, render his decision in writing and transmit such document to the parties hereto.

                 (g) In the event of the death, resignation or legal incapacity of an appointed arbitrator, or in the event of the neglect or refusal to act for a period exceeding fifteen (15) days after notice given by one of the parties, another arbitrator shall be appointed to fill the vacancy so created in the manner provided for herein.

                 (h) The cost of any arbitration shall be borne equally by the parties hereto except as the arbitrator may otherwise determine.

                 (i) The decision of the arbitrator shall be final and binding upon the parties hereto.

         16.7. Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

         16.8. Benefit. Subject to Section 16.1 hereof, this Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective legal representatives, successors and assigns. This Agreement is not intended to, nor shall it, create any rights in any other party.

         16.9. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         16.10. Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

         16.11. Post Closing Assistance. At the reasonable request of Buyer, Seller and Shareholders shall cooperate with Buyer to put Buyer in actual possession and operating control of the Assets and Business, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the Assets to Buyer and to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller.

         At the reasonable request of Seller, Buyer shall cooperate with Seller in connection with the winding-up of Seller under the corporate laws of the Province of Quebec, and shall provide Seller, without cost to Seller, with reasonable access to Michael Ankcorn and Paul Bancroft, while they are employees of Buyer. Except as set forth above, Seller shall bear all out-of-pocket expenses related to its winding-up.

         16.12. Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         16.13. Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the terms "to the knowledge of Seller," "to Seller's knowledge" or the like is used, it means the knowledge which either of Michael Ankcorn or Paul Bancroft (i) actually has or (ii) should have after having conducted reasonable inquiry.

         16.14. Entire Agreement. This Agreement, including the Exhibits and Attachments hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Seller and Shareholders.

         16.15. Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

         16.16. English Language. The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto, including notices, have been and will be drawn up in English only. Les parties aux presentes confirment leur volonte que cette convention de meme que tous les documents, y compris tous les avis sy rattachant, soient rediges en anglais seulement.

  The parties hereto have executed this Agreement as of the date first above written.

                                    "SELLER":

                                    BIO-RESEARCH LABORATORIES LTD.


                                    By:    /s/ Michael F. Ankcorn
                                           -------------------------------------

                                    Title: President & CEO
                                           -------------------------------------


                                    "SHAREHOLDERS":

                                    CAISSE DE DEPOT ET PLACEMENT
                                    DU QUEBEC


                                    By:    /s/ Pierre Fortier and Michel Nadeau
                                           -------------------------------------

                                    Title: Authorized Representatives
                                           -------------------------------------



                                    CAI CAPITAL CORPORATION


                                    By:   /s/ David M. Culver
                                          -------------------------------------

                                    Title: Chairman
                                           ------------------------------------


                                    ONTARIO TEACHERS' PENSION PLAN BOARD


                                    By:    /s/ Mark MacDonald
                                           ------------------------------------

                                    Title: Portfolio Manager
                                           ------------------------------------

                                        CAI CAPITAL PARTNERS AND COMPANY
                                        LIMITED PARTNERSHIP by its General
                                        Partner, CAI Capital G.P. Inc.


                                        By:    /s/  David Culver
                                               ---------------------------------

                                        Title:      Chairman
                                               ---------------------------------


                                        CAI PARTNERS AND COMPANY LIMITED
                                        PARTNERSHIP by its General Partner,
                                        CAI Advisors & Co.


                                        By:    /s/  CLEA & Co.
                                               ---------------------------------

                                        Title: A General Partner
                                               ---------------------------------
                                               By: L.B. Daniels, President



                                        "BUYER":

                                        CLINTRIALS RESEARCH INC.


                                        By:    /s/  William C. O'Neil, Jr.
                                               ---------------------------------

                                        Title: Chairman/Chief Executive
                                               ---------------------------------

                                 EXHIBIT INDEX


1.1              Permitted Exceptions
1.1(1)           Real Estate
1.1(5)           List of Bank Accounts
1.3(2)           Seller's Current Liabilities
3.1              Form of Final Closing Statement
3.2              Allocation of Purchase Price
3.3(d)           Amounts for GST and QST Purposes
4.1              Seller's Organization
4.3              Seller's Financial Statements
4.4              Seller's Business Operations Since December 31, 1995
4.6              Employment Claims
4.7              Licenses and Permits
4.10             Leases and Contracts
4.11             1994 Audit and Study
4.11(f)          Environmental Matters
4.13             Litigation
4.14             List of Employees, Salaries, Benefits, etc.
4.16             Insurance
4.19             Intellectual Property
4.22(1)          Employee Benefit Plans
4.22(2)          Employee Pension Plans
4.22(3)          Liabilities Under Benefit Plans
10.6             Seller's Senior Management Employees
10.7             Form of Employment Agreement